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                                                                  EXECUTION COPY

                                                                    EXHIBIT 2


                               FIRST AMENDMENT TO
                              SEPARATION AGREEMENT


         This FIRST AMENDMENT TO SEPARATION AGREEMENT, dated as of July 1, 2002 (this "First Amendment"), by and between Pharmacia Corporation, a Delaware corporation ("Pharmacia"), and Monsanto Company, a Delaware corporation ("Monsanto").

                              W I T N E S S E T H:

         WHEREAS, Pharmacia (formerly known as Monsanto Company ("Former Monsanto")) and Solutia, Inc., a Delaware corporation ("Solutia"), are parties to that certain Distribution Agreement, dated as of September 1, 1997 (the "Distribution Agreement"), which was entered into in connection with the distribution of the common stock of Solutia to the stockholders of Former Monsanto (the "Solutia Distribution");

         WHEREAS, pursuant to the Distribution Agreement, among other things, Former Monsanto assigned and transferred certain assets related to its chemicals businesses to Solutia and Solutia assumed all of the liabilities related to the chemicals businesses of Former Monsanto;

         WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 19, 1999, by and among Former Monsanto, MP Sub, Incorporated ("Merger Sub") and Pharmacia & Upjohn, Inc. ("PNU"), the parties agreed that Merger Sub would be merged with and into PNU with PNU surviving as a wholly owned subsidiary of Former Monsanto in the merger (the "Merger");

         WHEREAS, on February 9, 2000, the new Monsanto was incorporated as a wholly owned subsidiary of Former Monsanto under the name "Monsanto Ag Company;"

         WHEREAS, on March 31, 2000, (i) the Merger was effective, (ii) Former Monsanto changed its name from "Monsanto Company" to "Pharmacia Corporation," and (iii) Monsanto changed its name from "Monsanto Ag Company" to "Monsanto Company;"

         WHEREAS, on September 1, 2000, Pharmacia and Monsanto entered into certain agreements, including that certain Separation Agreement, dated as of September 1, 2000 (the "Separation Agreement"), pursuant to which, among other things, Pharmacia assigned and transferred the Monsanto Assets (as defined in the Separation Agreement) to Monsanto and Monsanto assumed the Monsanto Liabilities (as defined in the Separation Agreement), including all liabilities that were assumed by Solutia or any of its subsidiaries in connection with the Solutia Distribution to the extent that Solutia fails to pay, perform or discharge such liabilities;

         WHEREAS, on or about October 23, 2000, Monsanto completed an initial public offering of its common stock in which Monsanto sold approximately 15% of its issued and outstanding shares of common stock to the public;




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         WHEREAS, Pharmacia currently owns approximately 84% of the issued and outstanding shares of common stock of Monsanto;

         WHEREAS, Pharmacia has announced its intention to distribute its entire ownership interest in Monsanto to the stockholders of Pharmacia or could take some other action that will result in Pharmacia no longer controlling Monsanto (a "Possible Disposition");

         WHEREAS, Pharmacia, Solutia and Monsanto have entered into an Amendment to Distribution Agreement, dated as of July 1, 2002, pursuant to which, among other things, the parties thereto have amended the Distribution Agreement in light of the Possible Disposition in order to preserve the relationship among the parties as nearly as possible with the original intent and purpose of the Distribution Agreement; and

         WHEREAS, Pharmacia and Monsanto each desires to amend the Separation Agreement in light of the Amendment to Distribution Agreement and to further clarify in certain respects the relationship between the parties, all in accordance with the provisions of this First Amendment.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

         Section 1. Each capitalized term used in this First Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Separation Agreement, as amended hereby.

         Section 2. The parties hereto hereby agree that effective as of the date of this First Amendment the Separation Agreement is hereby amended as follows:

         (a) Section 1.01 of the Separation Agreement is hereby amended by adding the following definitions.

         "Distribution Agreement: that certain Distribution Agreement, dated as of September 1, 1997, between Pharmacia (formerly known as Monsanto Company) and Solutia, as amended by that certain Distribution Agreement, Amendment."

         "Distribution Agreement Amendment: that certain Amendment to Distribution Agreement, dated as of July 1, 2002, among
         Pharmacia, Solutia and Monsanto."

         (b) The definition of "Former Agricultural Business" in Section 1.01 of the Separation Agreement is hereby amended by inserting the following language at the end of Schedule F-1 under the heading "Other Former Businesses":

         "34. discontinued herbicides, including, without limitation, 2, 4-D (2,4 dichlorophenoxyacetic acid) and 2, 4, 5-T (2, 4, 5 trichlorophenoxyacetic acid)."


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         (c) The definition of "Insured Monsanto Claim" in Section 1.01 of the
Separation Agreement is hereby amended by inserting the word "injury," immediately before each use of the word "Loss", and inserting the words "or asserted to have been incurred" after the word "incurred" on the second line.

         (d) The definition of "Monsanto Liabilities" in Section 1.01 of the Separation Agreement is hereby amended by inserting the following language at the end of clause (5) thereof immediately after the words "Schedule M-6" and immediately before the words "and, subject to the terms of Article IX" as follows:

         "provided that Monsanto Liabilities shall not include and Monsanto shall not assume any Liabilities for environmental remediation or other environmental responsibilities which are not primarily related to the Monsanto Business or any Former Agriculture Business arising directly or indirectly at or from the sites listed on Schedule M-6 (e.g. without limitation, the Marzone site)."

         (e) The definition of "Monsanto Liabilities" in Section 1.01 of the Separation Agreement is hereby amended by inserting the following language at the end of clause (9) thereof immediately after the words "such Liabilities" and immediately before the semi-colon:

         ", including Solutia's commitments and obligations under the Distribution Agreement (including Solutia's obligation to indemnify, defend and hold harmless each member of the Monsanto Group (as defined in the Distribution Agreement)), in each case when any such Liability is due or required to be paid, performed or discharged by any member of the Pharmacia Group without requirement that any demand, right, action or remedy be made, initiated, pursued or obtained against Solutia or any judgment be obtained or enforced against Solutia (such Liabilities described in this clause (9) being referred to collectively as the "Solutia Liabilities")."

         (f) Clause (2)(i) of Section 3.03(b) of the Separation Agreement is hereby amended to read in its entirety as follows:

         "(i) relating to or arising out of or due to the failure to pay, perform or discharge in due course the Monsanto Liabilities by any member of the Monsanto Group who has an obligation with respect thereto; provided, however, that in the case of any Solutia Liability, the phrase "in due course" shall mean when due or required to be paid, performed or discharged by any member of the Monsanto Group (as defined in the Distribution Agreement) without requirement that any demand, right, action or remedy be made, initiated, pursued or obtained against Solutia or any judgment be obtained or enforced against Solutia."


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         (g) The first Sentence of Section 3.03(d) of the Separation Agreement
is hereby amended to read in its entirety as follows:

         "(d) On and following the Separation Date Monsanto shall assume (or shall cause one of its wholly-owned Subsidiaries to assume) (i) the prosecution of all claims which are Monsanto Assets and are pending on the Separation Date; (ii) the defense against all Third Party Claims which are Monsanto Liabilities and are pending on the Separation Date or which are made or asserted at any time between the Separation Date and the first date that Pharmacia beneficially owns less than 50.1% of the issued and outstanding voting stock of Monsanto; and (iii) the defense of all claims, including Third Party Claims, whenever arising, that are Solutia Liabilities in the event that Solutia elects not to defend any such claim under the Distribution Agreement or Solutia, after electing to so defend, for any reason fails to defend any Solutia Liability (or breaches its commitment or obligation under the Distribution Agreement to defend), subject to the rights and obligations of the respective parties under the Distribution Agreement, but provided that Monsanto shall promptly take all commercially reasonable actions, (including invoking the dispute resolution provision of the Distribution Agreement, as appropriate) to take control of the defense of such claims from Solutia or to otherwise enforce Monsanto's rights under the Distribution Agreement."

         (h) Section 3.04 of the Separation Agreement is hereby amended by adding the following Section 3.04(g) immediately following Section 3.04(f) of the Separation Agreement:

         "(g) The parties hereto acknowledge and agree that due to the fact that (i) each of Pharmacia and Monsanto are parties to the Distribution Agreement and therefore each have indemnity and certain other rights against Solutia and certain obligations to Solutia with respect to the Solutia Liabilities, (ii) Pharmacia has appointed Monsanto as Pharmacia's agent and attorney for all purposes with respect to Pharmacia's rights and obligations under the Distribution Agreement, including any rights and obligations Pharmacia has under the indemnity provisions thereof (and Monsanto has accepted such appointment), and (iii) Monsanto has assumed or undertaken certain obligations with respect to the Solutia Liabilities pursuant to the terms of this Agreement, the parties hereto agree that notwithstanding anything to the contrary contained in this Agreement, including this Section 3.04, the procedure for assumption or indemnification with respect to any Solutia Liability shall be as follows:


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         (A) Any claim with respect to the Solutia Liabilities shall be treated for all purposes of Section 3.04 as a Third Party Claim and the provisions of Section 3.04, as modified hereby shall apply;

         (B) Notwithstanding Section 3.04(a), Monsanto shall be deemed to have actual notice of (i) any Third Party Claim pending on the date hereof which is or becomes a Solutia Liability for which Monsanto has actual or constructive notice and (ii) any claim (including any Third Party Claim) with respect to any matter or Loss or Indemnifiable Loss relating to a Solutia Liability under Article III (each, a "Solutia Liability Claim") for which any indemnitee under the Distribution Agreement has given Monsanto written notice (as Pharmacia's attorney and agent with respect to the Distribution Agreement or otherwise) and no Indemnitee shall be required to provide any other notice to Monsanto pursuant to Section 3.04(a) or
         Section 3.04(f);

         (C) Sections 3.04(c), (d) and (e) shall apply, except that, subject to the respective rights and obligations of the parties under the Distribution Agreement, Monsanto shall, at Monsanto's own expense and through counsel chosen by Monsanto (which counsel shall be reasonably satisfactory to the Indemnitee), be obligated to defend any Solutia Liability Claim; and

         (D) Section 3.04(f) shall not apply; however, if any member of the Indemnifying Party's Group fails to pay, perform or discharge its respective obligations arising out of Section
         3.03 with respect to any Solutia Liability when due or required to be paid, performed or discharged, any Indemnitee shall be free to pursue such remedies as may be available to such party under Article VI of this Agreement.

         (i) Schedule M-3 to the Separation Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Schedule M-3 attached hereto.

         (j) Schedule M-8 to the Separation Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Schedule M-8 attached hereto.

         Section 3. Monsanto shall, upon reasonable request from Pharmacia, (i) provide to Pharmacia such information as Pharmacia shall reasonably request regarding any Monsanto Liabilities (including Solutia Liabilities) and any actions, claims, proceedings, litigation or investigations ("Proceedings") relating thereto and (ii) consult and confer with Pharmacia regarding (A) all aspects of the Distribution Agreement and their respective rights and obligations thereunder (B) the status of any Proceedings relating to any Monsanto Liabilities (including Solutia Liabilities) and the strategies, possible outcomes and any settlement proposals or negotiations relating thereto, and (C) any indemnity obligations with respect to any Proceeding (including any defense thereof) whether such obligation is a Solutia obligation


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pursuant to the Distribution Agreement or a Monsanto obligation pursuant to the
Separation Agreement. Notwithstanding the foregoing, neither Monsanto nor any legal counsel to Monsanto shall be required to disclose any information that, if disclosed to Pharmacia, would waive Monsanto's right to claim attorney-client privilege with respect to such information; provided, however, each party shall cooperate and take such actions (including entering into such agreements) as are reasonable in the circumstances in order to permit such information to be provided to Pharmacia without waiving such privilege.

         Section 4. Except as expressly modified and amended hereby, the Separation Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. If there is any conflict between the terms of the Separation Agreement, as amended, and the terms of the Protocol Agreement, dated as of July 1, 2002 by and among Pharmacia, Monsanto and Solutia (the "Protocol Agreement"), the terms of the Protocol Agreement shall govern.

         Section 5. Except as may otherwise be agreed by the parties, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this First Amendment, including the fees, expenses and disbursement of its counsel.

         Section 6. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

         Section 7. This First Amendment may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

         Section 8. This First Amendment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this First Amendment nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

         Section 9. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10. Any provision of this First Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this First Amendment and agrees that the obligations of the parties hereunder shall be specifically enforceable.


                          [SIGNATURE PAGE IS NEXT PAGE]


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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.



                                            PHARMACIA CORPORATION,
                                            a Delaware corporation



                                            By:  // Richard T. Collier
                                               ---------------------------------
                                               Name:  Richard T. Collier
                                               Title: Senior Vice President and
                                                      General Counsel


                                            MONSANTO COMPANY,
                                            a Delaware corporation



                                            By:  // Hendrik A. Verfaillie
                                               ---------------------------------
                                                 Name:  Hendrik A. Verfaillie
                                                 Title: Chairman and CEO



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



                               FIRST AMENDMENT TO
                              SEPARATION AGREEMENT
                                 BY AND BETWEEN
                              PHARMACIA CORPORATION
                              AND MONSANTO COMPANY

                            DATED AS OF JULY 1, 2002

                              AMENDED AND RESTATED
                                  SCHEDULE M-3

                                 MONSANTO ASSETS

             Partnerships, Joint Ventures and Other Equity Interests


Anhui an Dai Cotton Seed Technology Company Ltd.
Biotage UK Limited
CDM Mandiyu SRL
D&M Brasil Algodao Ltda.
D&M International LLC
D&M Partners
D&PL China Pte Ltd.
Dnepr
Ecogen, Inc.
Feed Additive Joint Venture with Cultur
GeneTrace Systems, Inc.
Limagrain Canada Seeds
Maharashtra Hybrid Seed Co.
Mendel Biotechnology
Moviagro Technologia Agricola SA
Renessen LLC
Seed Company of Zinjiang AIC Corp.
Shaanxi Province Seed Group Corporation
Zooagro de Venezuela C.A.
Civic Ventures Investment Fund L.P.
Rice-X

                               FIRST AMENDMENT TO
                              SEPARATION AGREEMENT
                                 BY AND BETWEEN
                              PHARMACIA CORPORATION
                              AND MONSANTO COMPANY

                            DATED AS OF JULY 1, 2002

                              AMENDED AND RESTATED
                                  SCHEDULE M-8
                              MONSANTO SUBSIDIARIES


ENTITY


Agroseed Corp.
Asgrow Seed Company LLC
Bejing New Millennium Fengrui Crop Science
Bretco Holdings (Mauritius) Ltd.
Calgene LLC
Centrogen Holdings Pty. Ltd.
Cereon Genomics LLC
Charoen Seeds Company Ltd.
Chemstrand Overseas S.A.
Commercializadora Sehisa SA
Corn States Hybrid Service LLC
Corporacion Agraria S.L.
Coseven LLC
Danagri APS
Dekalb Genetics Corporation
Holden's Foundation Seeds LLC
Hope Properties LLC
Hybritech SNC
Lan Invest
Lexphc Inc.
Mallard Rice, LLC
MonGard Ltd.
Monsanto Holdings Ltd.
Monsanto (Shanghai) Company Ltd.
Monsanto Ag Products LLC
Monsanto Ag Technologies, LLC
Monsanto Agrar Deutschland GmbH
Monsanto Agricola Honduras SA
Monsanto Agricoltura Italia S.p.A.
Monsanto Agricultura Espana, SA
Monsanto Argentina S.A.I.C.

Monsanto Bangladesh Ltd.
Monsanto Bolivia S.A.
Monsanto C.R. sro
Monsanto Canada, Inc.
Monsanto Canada Seeds, Inc.
Monsanto Caribe LLC
Monsanto Central Africa Inc.
Monsanto Centroamerica (El Salvador) SA
Monsanto India Ltd.
Monsanto Chile Com. E Indus. Ltda.
Monsanto Colombiana Inc.
Monsanto Comercial SA de CV
Monsanto Crop Sciences Denmark SA
Monsanto Ireland Ltd.
Monsanto Crop Sciences Netherland B.V.
Monsanto Crop Sciences NorwayA/S
Monsanto Crop Sciences SwedenAB
Monsanto de Costa Rica SA
Monsanto Dominicana Inc.
Monsanto Ecutoriana SA
Monsanto Enviro-Chem Systems, Inc.
Monsanto Europe SA
Monsanto Far East Ltd.
Monsanto Finance AG
Monsanto Gida ve Tarim Ticaret Limited Sirketi
Monsanto Guatemala Inc.
Monsanto Hellas EPE
Monsanto Holdings Ltd.
Monsanto II-Productos Quimicos e Agricolas, Sociedad Unipessoal Lda. Monsanto Imperial Chem. Indus. Am. Inc.
Monsanto India Private Limited
Monsanto Interamerica Inc.
Monsanto International Sales Co. Inc.
Monsanto Invest NV.
Monsanto Japan Ltd.
Monsanto Kenya Ltd.
Monsanto Kereskedelmi (Trading) KFT
Monsanto Korea, Inc.
Monsanto Ltd.
Monsanto Mauritius Ltd.
Monsanto New Zealand Ltd.
Monsanto Overseas SA
Monsanto Oy
Monsanto Pakistan AgriTech (Pvt) Ltd.
Monsanto Paraguay S.A.
Monsanto Participacoes Ltda


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Monsanto Philippines, Inc.
Monsanto Polska SP Z.OO
Monsanto Produccion y Servios SA de CV
Monsanto Research Corp
Monsanto Romania S.I.
Monsanto Russia ZAO
Monsanto Vietnam Ltd.
Monsanto Services International S.A./N.V.
Monsanto Slovakia s.r.o.
Monsanto South Africa (Pty) Ltd.
Monsanto Tanzania Ltd.
Monsanto Technologies LLC
Monsanto Thailand Ltd.
Monsanto U.K. Ltd.
Monsanto Ukraine Ltd.
Monsanto Venezuela CA
Monsanto West Africa, Inc.
MonSoy S.A.
MonSure Ltd.
Nidus Center for Scientific Enterprise
Olympia Industries Inc.
P.T. Branita Sandhini
P.T. Monagro Kimia
P4 Production LLC
Renfield S.A.
Semillas Hibridas S.A. de C.V.
Semillas Monsanto SA de CV
Sensako Ltd.
Vigortech Inc.



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